PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION is dated as of December 8, 2006 ("Plan"), and has been adopted by the Board of Directors ("Board") of Sentinel Group Funds, Inc., a Maryland corporation ("Corporation"), to provide for the Reorganization (as defined below) of the Sentinel Capital Opportunity Fund ("Capital Opportunity Fund") into the Sentinel Capital Growth Fund ("Capital Growth Fund"). The Capital Opportunity Fund and the Capital Growth Fund are sometimes referred to collectively, as the "Funds" and, individually, as a "Fund." The shares of Capital Growth Fund are designated into two classes: Class A and Class C. Class A shares of the Capital Growth Fund will be issued, as described below, to the Sentinel Capital Opportunity Fund Class A and Class B shareholders. Class C shares of the Capital Growth Fund will be issued, as described below, to the Sentinel Capital Opportunity Fund Class C shareholders. The shares of the Capital Growth Fund are "Capital Growth Fund Shares."

                             PRELIMINARY STATEMENTS

A. Each Fund is a series of the Corporation, which is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act").

B. The Board has approved this Plan and determined that the Reorganization is advisable and in the best interests of the Corporation and each Fund and that the interests of the existing shareholders of each Fund would not be diluted as a result of its Reorganization.

C. This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended ("Code").

                                   PROVISIONS

1. PLAN OF REORGANIZATION.

(a) As of the Effective Time (as that term is defined in Paragraph 6), the Capital Opportunity Fund will assign, deliver and otherwise transfer all of its assets and good and marketable title to the assets, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, other than those (if any) for which specific reserves have been set aside, to the Capital Growth Fund. The Capital Growth Fund shall acquire these assets and shall assume these liabilities in exchange for the issuance to the shareholders of the Class A, Class B and Class C shares of the Capital Opportunity Fund that number of full and fractional Class A, Class A and Class C shares, respectively, of the Capital Growth Fund having an aggregate net asset value equal to the aggregate net asset value of the applicable class of shares of the Capital Opportunity Fund issued and outstanding immediately prior to the Effective Time. These transactions are referred to as the "Reorganization."


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(b) The assets and liabilities of each class of the Capital Opportunity Fund shall be exclusively assigned to and assumed by the corresponding class of the Capital Growth Fund. All assigned debts, liabilities, obligations and duties of each class of the Capital Opportunity Fund, to the extent that they exist at or after the Effective Time, shall after the Effective Time, attach to the corresponding class of the Capital Growth Fund Shares and may be enforced against such class of the Capital Growth Fund to the same extent as if the same had been incurred by the Capital Growth Fund. If the Capital Opportunity Fund is unable to make delivery of any of its portfolio securities, pursuant to this Paragraph, to the Capital Growth Fund because any of such securities purchased by the Capital Opportunity Fund have not yet been delivered to it by the Capital Opportunity Fund's broker or brokers, then, in lieu of such delivery, the Capital Opportunity Fund shall deliver to the Capital Growth Fund, with respect to these securities, executed copies of an agreement of assignment and due bills executed on behalf of the broker or brokers, together with any other documents as may be required by the Capital Growth Fund, including brokers' confirmation slips.

(c) In determining contingent deferred sales charges applicable to Capital Growth Fund Shares issued in the Reorganization, the Capital Growth Fund shall give each holder thereof credit for the period during which such holder held the shares of the Capital Opportunity Fund, in exchange for which such Capital Growth Fund Shares were issued. In addition, front-end sales charges will not apply to shares of the Capital Growth Fund issued to the Capital Opportunity Fund shareholders in the Reorganization.

2. TRANSFER OF ASSETS. The assets of the Capital Opportunity Fund to be acquired by the Capital Growth Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), goodwill, and intangible property, and deferred or prepaid expenses, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Capital Opportunity Fund, and other property owned by the Capital Opportunity Fund as of the Effective Time.

3. VALUATION OF ASSETS AND LIABILITIES. With respect to an Capital Opportunity Fund, the value of its assets and liabilities shall be the value of such assets and liabilities computed as of the time at which its net asset value is calculated at the close of business on the New York Stock Exchange, normally 4:00 p.m., Eastern Time, on the business day immediately prior to the Effective Time. In determining the value of the securities transferred by the Capital Opportunity Fund to the Capital Growth Fund, each security shall be priced in accordance with the pricing policies and procedures of the Capital Growth Fund as described in its then-current Prospectus and Statement of Additional Information.

4. LIQUIDATION AND TERMINATION OF THE ACQUIRED FUND. As of the Effective Time of the Reorganization and the consummation of the transactions described in Paragraph 1 of this Plan, the Corporation shall take such additional steps as are necessary to liquidate and terminate the Capital Opportunity Fund.


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5. CONDITIONS OF THE REORGANIZATION. Consummation of the Reorganization is
subject to the following conditions:

(a) SHARES TO BE ISSUED UPON THE REORGANIZATION. The issuance of Capital Growth Fund Shares will have been duly authorized and, when issued in accordance with the Plan and the resolutions of the Board authorizing their issuance, will be legally issued, fully paid, and non-assessable. Capital Growth Fund Shares will be duly registered in conformity with applicable federal and state securities laws. No shareholder of the Capital Growth Fund shall have any option, warrant, or preemptive right of subscription or purchase with respect to the applicable Capital Growth Fund Shares.

(b) MARKETABLE TITLE TO ASSETS. The Capital Opportunity Fund will have, as of the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer, and deliver, the assets to be transferred to the Capital Growth Fund. Upon delivery and payment for these assets, the Capital Growth Fund will have good and marketable title to the assets without restriction on the transfer of the assets.

(c) TAXES. As of the Effective Time, all federal and other tax returns and reports of each Fund required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment of them, and to the best of the Corporation's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of those returns.

(d) OPINION OF COUNSEL. The Corporation shall have received opinions of counsel, with respect to the Reorganization, based upon customary representations and assumptions, in form reasonably satisfactory to the Corporation and dated as of the Effective Time of the Reorganization, to the effect that:

     (1) the Capital Growth Fund Shares to be issued to the Capital Opportunity Fund, as provided for by this Plan, are duly authorized and upon issuance pursuant to the terms of this Plan and the resolutions of the Board authorizing their issuance against payment of the consideration set forth in this Plan, will be legally issued, fully paid, and non-assessable, and no shareholder of the Capital Growth Fund has any option, warrant, or preemptive right to subscription or purchase of such Capital Growth Fund Shares under the Corporation's Charter or the Maryland General Corporation Law;

     (2) the Capital Growth Fund Shares and Capital Opportunity Fund Shares are duly classified as shares of common stock of the Corporation.

     (3) the consummation of the transactions contemplated by this Plan will not violate the Charter or Bylaws or any material agreement known to such counsel to which the Corporation, on behalf of any of the Funds, is a party or by which it is bound;


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     (4) to the knowledge of such counsel no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Corporation of the transactions contemplated by this Plan, except such as have been obtained under the Securities Act of 1933, state securities laws, the 1940 Act, the rules and regulations under those statutes and such as may be required under state securities laws, rules, and regulations; and

     (5) each Fund is registered as a series of an investment company under the 1940 Act and such registration with the Securities and Exchange Commission as an investment company or series thereof under the 1940 Act is in full force and effect.

Such opinion or a related document: (a) may state that while such counsel have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness or fairness of any portion of the Form N-14 Registration Statement relating to the Reorganization or any amendment thereof or supplement thereto, they have generally reviewed and discussed certain information included therein with respect to the Funds with certain officers of the Corporation and that in the course of such review and discussion no facts came to the attention of such counsel which caused them to believe that, on the respective effective or clearance dates of the Form N-14 Registration Statement, and any amendment thereof or supplement thereto, the Form N-14 Registration Statement or any amendment thereof or supplement thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (b) may state that such counsel does not express any opinion or belief as to the financial statements, other financial data, statistical data, or any information relating to the Funds contained or incorporated by reference in the Form N-14 Registration Statement; and (c) may state that such opinion is solely for the benefit of the Corporation and its Board and officers. In giving such opinion, counsel may rely upon officers' certificates and certificates of public officials.

(e) The Corporation shall have received on or before the Effective Time opinions of counsel satisfactory to the Corporation, based upon customary representations and assumptions, substantially to the effect that the Reorganization qualifies as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code and will have the following federal income tax consequences for the Capital Opportunity Fund's shareholders, the Capital Opportunity Fund, and the Capital Growth Fund:

     (1) No gain or loss will be recognized by the Capital Opportunity Fund upon the transfer of its assets in exchange solely for the Capital Growth Fund Shares and the assumption by the Capital Growth Fund of its liabilities or on the distribution of Capital Growth Fund Shares to Capital Opportunity Fund shareholders;

     (2) No gain or loss will be recognized by the Capital Growth Fund on receipt of the Capital Opportunity Fund's assets and the assumption by the Capital Growth Fund of the Capital Opportunity Fund's liabilities in exchange for Capital Growth Fund Shares;

     (3) No gain or loss will be recognized by the Capital Opportunity Fund's shareholders on the receipt of the Capital Growth Fund Shares;


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     (4) The Capital Growth Fund's holding period for the assets acquired from the Capital Opportunity Fund will include the period during which such assets were held by the Capital Opportunity Fund;

     (5) The holding period of Capital Growth Fund Shares, both full and fractional, received by the Capital Opportunity Fund's shareholders will include the holding period of the Capital Opportunity Fund Shares, provided that the Capital Opportunity Fund Shares were held as capital assets on the date of Reorganization;

     (6) The basis of Capital Growth Fund Shares, both full and fractional, received by the Capital Opportunity Fund's shareholders will be the same as the basis of the Capital Opportunity Fund Shares; and

     (7) The tax basis of the assets acquired by the Capital Growth Fund in the Reorganization will be the same as the tax basis of those assets to the Capital Opportunity Fund immediately before the Reorganization.

     (8) The Capital Growth Fund will succeed to and take into account certain tax attributes of the Capital Opportunity Fund, subject to the limitations of the Code. The tax year of the Capital Opportunity Fund will end on the date of its Reorganization.

(f) With respect to the Reorganization, the Board, at a meeting duly called for such purpose, shall have (1) approved this Plan and the transactions contemplated herein, (2) authorized the issuance of the applicable Capital Growth Fund Shares as of the Effective Time pursuant to the terms and provisions of this Plan, and (3) directed the submission of the approval of the Plan and the related transactions to the shareholders of the Capital Opportunity Fund for approval at a special meeting of shareholders of such Fund.

(g) With respect to the Reorganization, the shareholders of the Capital Opportunity Fund, at a special meeting of shareholders of such Fund, shall approve this Plan and the transactions contemplated herein, in accordance with applicable law.

(h) The Corporation will not take any action or cause any action to be taken that is inconsistent with the treatment of the Reorganization as a "reorganization" within the meaning of Section 368(a) of the Code or results in the failure of the Reorganization to qualify as the Reorganization with the meaning of Section 368(a) of the Code. At or prior to the Effective Time, the Corporation will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to deliver the tax opinions contemplated in this Plan.

6. EFFECTIVE TIME OF THE REORGANIZATION. The exchange of an Capital Opportunity Fund's assets for the Capital Growth Fund Shares shall be as of the close of the New York Stock Exchange on March 30, 2007, or at such other time and date as fixed by the Board or any duly authorized officer of the Corporation ("Effective Time").


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7. TERMINATION. The Reorganization may be terminated and abandoned by resolution of the Board, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board, make proceeding with the Reorganization inadvisable. In the event of any such termination, there shall be no liability for damages on the part of an Capital Growth Fund, the Capital Opportunity Fund, the Corporation, or the Corporation's Board or officers.

8. AMENDMENT AND WAIVER. This Plan may be amended, modified, or supplemented at any time (to the fullest extent permitted by law) upon authorization by the Board, with or without shareholder approval; PROVIDED, THAT no amendment may have the effect of changing the provisions for determining the number or value of Capital Growth Fund Shares to be paid to the Capital Opportunity Fund's shareholders under this Plan to the detriment of the Capital Opportunity Fund's shareholders without further shareholder approval. The Board or any duly authorized officer of the Corporation, may waive any condition to the consummation of the Reorganization if, in its or such officer's judgment, such waiver will not have a material adverse effect on the interests of the shareholders of each Fund.

9. FEES AND EXPENSES. Sentinel Asset Management, Inc. and/or an affiliate shall bear equally the expenses of the Reorganization; except that the Capital Growth Fund shall bear the expenses of qualifying the Capital Growth Fund Shares in the various states.

10. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.






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